The Mexico Fund, Inc.

Monthly Summary Report
January 2012

Prepared By:

Impulsora del Fondo México, sc
Investment Advisor to the Fund

www.themexicofund.com

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

			January 31, 2012

I. The Mexico Fund Data	End of Month	One Month Earlier	One Year Earlier

Total Net Assets1 (million US$)	$345.31	$318.53	$413.41

NAV per share	$25.84	$23.84	$30.86

Closing price NYSE2	$23.59	$21.85	$27.99

% Premium (Discount)	(8.71%)	(8.35%)	(9.30%)

Shares traded per month2 (composite figures)	893,192	475,653	456,872

Outstanding shares3	13,362,856	13,362,856	13,398,345

Shares on Short Interest Position2	7,724	23,998	19,704

Note: Past performance is no guarantee of future results.

II. Performance4	1 Month	3 Months	6 Months	1 Year

Market price	7.96%	3.97%	-6.01%	-4.03%

NAV per share	8.39%	5.38%	-7.38%	-5.66%

Bolsa Index	7.82%	5.92%	-6.49%	-5.97%

MSCI Mexico Index	6.87%	3.98%	-5.72%	-4.99%

	2 Years	3 Years	5 Years	10 Years

Market price	36.71%	143.03%	14.20%	291.23%

NAV per share	31.01%	126.87%	10.08%	283.09%

Bolsa Index	23.60%	109.81%	14.89%	278.72%

MSCI Mexico Index	25.59%	103.77%	6.66%	224.30%

1 Source: Impulsora del Fondo México, S.C. (Impulsora). Impulsora utilizes the spot exchange rate, provided by Bloomberg, to calculate the Fund's Net Asset Value per share (NAV). The NAV is published every business day on the Fund’s website www.themexicofund.com.

2 Source: New York Stock Exchange. Short interest position as of first fortnight of every month.

3 During January 2012, the Fund did not repurchase any of its own shares in the open market.

4 Sources: Lipper, Inc., Bloomberg and Impulsora del Fondo México, S.C. Periods ended on the last US business day of the date of this report. Figures calculated using the dividend reinvestment criteria.

III. The Mexican Stock Exchange	End of Month	One Month Earlier	One Year Earlier

Bolsa Index5	37,422.68	37,077.52	36,982.24

Daily avg. of million shares traded	350.0	244.8	232.6

Valuation Ratios6: P/E	19.61	19.65	21.36

P/BV	2.73	2.72	3.01

EV/EBITDA	8.59	8.61	9.58

Market capitalization (billion US$)	$493.28	$457.02	$509.65

IV. The Mexican Economy.	End of Month	One Month Earlier	One Year Earlier

Treasury Bills7

One month	4.27%	4.34%	4.14%

Six months	4.55%	4.52%	4.55%

One year	4.70%	4.57%	4.76%

Long-term Bonds

Three years	5.01%	5.00%	5.89%

Five years	5.46%	5.30%	6.27%

Ten years	N.A.	6.46%	N.A.

20 years	7.41%	7.60%	N.A.

30 years	7.47%	7.76%	8.18%

Currency Market8

Exchange Rate (Ps/US$)	Ps. 13.0456	Ps. 13.9357	Ps. 12.1219

	Month	Year to Date	Last 12 Months

Inflation Rates on Previous Month

Consumer Price Index9 (CPI)	0.82%	3.82%	3.82%

5 Source: Mexican Stock Exchange

6 Source: Impulsora del Fondo México, S.C. Figures represent the average obtained from a representative sample of companies listed on the Bolsa. P/E refers to Price/Earnings, P/BV refers to Price/Book Value and EV/EBITDA refers to Enterprise Value/Earnings Before Interests, Taxes, Depreciation and Amortization.

7 Monthly average of weekly auctions as published by Banco de México. N.A. means no auction for such instrument was scheduled for this month.

8 Sources: Bloomberg and Banco de México
9 Source: Banco de México

V.  Economic Comments.

According to results of the monthly poll conducted during January 2012 by Mexico’s Central Bank (Banxico), economic analysts of the private sector estimate that Mexico’s gross domestic product (GDP) will increase 3.33% during 2012. The inflation rate is estimated by analysts to be 3.79% for 2012 and 3.64% for 2013. The exchange rate of the peso against the dollar is expected to end 2012 at Ps. 13.14 and at Ps. 13.10 towards the end of 2013, while the interest rate for the 28-day Cetes (Treasury Bills) is estimated to be 4.43% and 4.96% for the same periods. The complete results of this and past polls are available at Banxico’s website, located at www.banxico.org.mx.

VI.  Portfolio of Investments As of January 31, 2012 (Unaudited)

			Percent of
Shares Held	COMMON STOCK - 94.51%	Value	Net Assets
	Airports
1,225,000	Grupo Aeroportuario del Sureste, S.A.B. de C.V. Series B	$8,032,325	2.33%

	Beverages
1,865,000	Arca Continental, S.A.B. de C.V.	8,626,211	2.50
540,000	Coca-Cola Femsa, S.A.B. de C.V. Series L	5,285,506	1.53
3,850,000	Fomento Económico Mexicano, S.A.B. de C.V. Series UBD	26,953,187	7.81
1,000,000	Grupo Modelo, S.A.B. de C.V. Series C	6,192,893	1.79
		47,057,797	13.63
	Building Materials
16,590,000	Cemex, S.A.B. de C.V. Series CPO	11,229,050	3.25

	Chemical Products
3,000,000	Mexichem, S.A.B. de C.V.	10,364,414	3.00

	Construction and Infrastructure
2,200,000	Empresas ICA, S.A.B. de C.V.	3,585,270	1.04

	Consumer Products
2,200,000	Kimberly-Clark de México, S.A.B. de C.V. Series A	12,469,185	3.61

	Financial Groups
1,470,000	Banregio Grupo Financiero, S.A.B. de C.V. Series O	3,567,502	1.04
2,700,000	Grupo Financiero Banorte, S.A.B. de C.V. Series O	10,749,831	3.11
		14,317,333	4.15
	Food
5,000,000	Grupo Bimbo, S.A.B. de C.V. Series A	11,114,859	3.22
1,500,000	Grupo Herdez, S.A.B. de C.V.	2,936,622	0.85
		14,051,481	4.07
	Health Care
3,000,000	Genomma Lab Internacional, S.A.B. de C.V. Series B	6,574,631	1.90

	Holding Companies
1,000,000	Alfa, S.A.B. de C.V. Series A	13,119,366	3.80
1,620,000	Grupo Carso, S.A.B. de C.V. Series A1	4,836,803	1.40
		17,956,169	5.20
	Media
4,500,000	Grupo Televisa, S.A.B. Series CPO	17,740,464	5.14

	Mining
4,712,082	Grupo México, S.A.B. de C.V. Series B	14,993,448	4.34
180,500	Industrias Peñoles, S.A.B. de C.V.	8,628,043	2.50
		23,621,491	6.84

			Percent of
Shares Held	COMMON STOCK	Value	Net Assets
	Retail
104,500	First Cash Financial Services, Inc.	4,206,162	1.22
2,000,000	Grupo Comercial Chedraui, S.A.B. de C.V. Series B	4,898,203	1.42
1,620,000	El Puerto de Liverpool, S.A.B. de C.V. Series C-1	12,302,493	3.56
12,780,000	Wal-Mart de México, S.A.B. de C.V. Series V	39,450,129	11.42
		60,856,987	17.62
	Steel
315,400	Ternium, S.A.	7,150,027	2.07

	Stock Exchange
3,200,000	Bolsa Mexicana de Valores, S.A.B. de C.V. Series A	5,970,442	1.73

	Telecommunications Services
54,768,000	América Móvil, S.A.B. de C.V. Series L	63,560,704	18.41
90,000	NII Holdings, Inc.	1,809,921	0.52
		65,370,625	18.93

	Total Common Stock	$326,347,691	94.51%

Securities	SHORT-TERM SECURITIES – 5.62%
Principal Amount
	Repurchase Agreements
$11,761,503	BBVA Bancomer, S.A., 4.48%, dated 01/31/12, due 02/01/12 repurchase price $11,762,967 collateralized by Bonos del Gobierno Federal.	$11,761,503	3.41%
	Time Deposits
	Comerica Bank, 0.12%, dated 01/31/12, due 02/01/12	7,644,693	2.21
	Total Short-Term Securities	19,406,196	5.62
	Total Investments	345,753,887	100.13
	Liabilities in Excess of Other Assets	(445,665)	(0.13)
	Net Assets Equivalent to $25.84 per share on 13,362,856 shares of capital stock outstanding	$345,308,222	100.00%

VII.  The Mexico Fund, Inc. Charts

VII.  The Mexico Fund, Inc. Charts (continued)